EXHIBIT 5.1

P. Rupert Russell rrussell@sflaw.com (415) 773-7243

March 22, 2023

Cardio Diagnostics Holdings, Inc.
400 North Aberdeen Street, Suite 900
Chicago, IL 60642

Ladies and Gentlemen:

We have acted as counsel to Cardio Diagnostics Holdings, Inc., a Delaware corporation, (the “Company”) in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 3,265,516 shares (the “Shares”) of common stock, par value $0.00001 per share, issuable pursuant to the Company’s 2022 Equity Incentive Plan (the “2022 Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Bylaws, each as currently in effect, (c) the 2022 Plan, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In addition, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In such examination, we have assumed (a) the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (d) the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the sale and any subsequent resale of the Shares by the holders, the performance by the Company of its obligations under the 2022 Plan, including, without limitation, the issuance of the Shares upon exercise, conversion or exchange of the securities granted or awarded under the 2022 Plan, will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its subsidiary is subject; (ii) any law, rule or regulation to which the Company or its subsidiary is subject; (iii) any judicial or regulatory order or decree of any governmental authority; or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. With your consent, we have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters without having independently verified such factual matters.

Cardio Diagnostics Holdings, Inc.

March 22, 2023

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. We assume no obligation to revise or supplement this opinion should the DGCL be changed by legislative or regulatory action, judicial decision or otherwise.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2022 Plan relating to such Shares, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

/s/ Shartsis Friese LLP